Exhibit 99.1

             NEOMAGIC(R) CORPORATION REPORTS Q3 FISCAL 2006 RESULTS

     SANTA CLARA, Calif., Dec. 8 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in developing solutions for multimedia-rich mobile phones and other wireless handheld systems, today reported its third quarter fiscal 2006 financial results. Total revenue for the third quarter of fiscal 2006 was $8.6 million compared to total revenue of $301 thousand for the second quarter of fiscal 2006. Net income for the third quarter of fiscal 2006 was $779 thousand, or income of $0.11 per share, compared to a net loss for the second quarter of fiscal 2006 of $4.5 million, or a loss of $0.67 per share.

     "We are happy to report net income during the quarter. We believe that the patent licensing agreement with Sony validates the value of our embedded DRAM technology. During the quarter we made significant progress in securing customer design wins for our product portfolio and we continued to enhance our sales and marketing efforts to address the growing mobile digital TV market," said Douglas Young, president and chief executive officer of NeoMagic.

     Conference Call Highlights
     Topics to be covered on NeoMagic's quarterly conference call include the following:

     * NeoMagic is in discussions with five companies with respect to licensing NeoMagic patents. Over the next several months, NeoMagic expects to contact several more companies.
     * In February 2006, NeoMagic plans to demonstrate its mobile TV solutions at a booth at the 3GSM conference in Barcelona, Spain.
     * The Company's MiMagic 3, MiMagic 5 and MiMagic 6+ products are all being shipped to customers. Each of these products has been tested, quality assured and is in production at Taiwan Semiconductor Manufacturing Company (TSMC).
     * The Company expects to begin volume shipments of its MiMagic 6+ product during the second quarter of calendar year 2006.
     * NeoMagic continues to develop next generation solutions that support its market strategy and plans to provide more details on new products during the next several months.
     * A customer in Asia plans to go into production with a MiMagic 3-based product during the second quarter of calendar year 2006. This design is expected to generate over one million units spread over multiple years.
     * We expect increased orders from NeoNode, a Swedish mobile phone manufacturer, during the first quarter of calendar year 2006.
     * The ODM program for a top five mobile phone OEM that was discussed last quarter continues to move forward; however we have very little visibility into the detailed timing for this program.
     * One of NeoMagic's OEM customers in Japan has finished a mobile digital TV phone with the MiMagic 6+ and is using it in field trials. NeoMagic expects this customer to begin purchasing MiMagic 6+ before July 2006 to meet its production launch schedule.
     * The Company has been notified of a design win with a major Japanese wireless phone operator for a new phone platform design that would use the MiMagic 6+. A platform design win can be very significant for NeoMagic since it is the base design that can be used as the template for multiple phone models. This phone platform design win demonstrates NeoMagic's push-pull sales strategy where the Company sells its product to both mobile phone carriers and mobile phone manufacturers.

     Dial-in Information
     NeoMagic will hold its third quarter fiscal 2006 conference call to discuss the information contained in this press release today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing
(866) 814-8448 in the US and 703-639-1367 internationally. There is no passcode. A replay of the call will be available for seven days beginning on December 8th at 9 p.m. Eastern Time (6 p.m. Pacific Time). The replay number is 888-266-2081 in the US and 703-925-2533 internationally. The passcode for the replay is 797946.

     The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents
(www.streetevents.com).

     About NeoMagic
     NeoMagic Corporation delivers mobile solutions that enable new and exciting multimedia features for handheld devices. These solutions are delivered with the best combination of low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a digital mobile TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile TV standards including ISDB-T, DMB, and DVB-H. For its complete system solution, NeoMagic provides multiple operating system ports with customized drivers for the MiMagic product family. In addition, the Company has developed a suite of middleware and sample applications for video and audio functionality. NeoMagic has a patent portfolio of 22 patents that cover NeoMagic's proprietary array processing technology and embedded DRAM technology. Headquartered in Santa Clara, California, NeoMagic has research and development centers in Israel and India. Information on the Company may be found on the World Wide Web at www.neomagic.com.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's design wins, expected orders, production timing, revenue opportunities and the Company's ongoing patent licensing efforts. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay material fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones developed and marketed by customers that use the Company's products, customer's plans to develop smart phones and feature phones, the acceptance of advanced multimedia services such as H.264 television on mobile phones, and the Company's ability to execute product and technology development plans on schedule. There is not certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or customers may fail to achieve their expected sales objectives due to competitive or other reasons. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

     NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                          Three Months Ended               Nine Months Ended
                                 ------------------------------------   -----------------------
                                  Oct. 31,     July 31,     Oct. 31,     Oct. 31,     Oct. 31,
                                    2005         2005         2004         2005         2004
                                 ----------   ----------   ----------   ----------   ----------
Product revenue                  $      158   $      301   $      552   $      758   $    2,244
Licensing revenue                     8,490            0            0        8,490            0
Total Revenue                         8,648          301          552        9,248        2,244

Cost of product revenue                 147          304          663          783        2,422
Cost of licensing revenue             2,861            0            0        2,861            0
Total cost of revenue                 3,008          304          663        3,644        2,422
Gross profit (loss)                   5,640           (3)        (111)       5,604         (178)

Operating expenses:

Research and development              2,980        3,147        4,189        9,210       13,876
Sales, general and
 administrative                       1,767        1,310        1,643        4,867        5,663
Gain on sale of patents                   0            0            0       (3,481)           0

Total operating expenses              4,747        4,457        5,832       10,596       19,539

Income (loss) from operations           893       (4,460)      (5,943)      (4,992)     (19,717)

Interest income and other               192          177          123          486          318
Interest expense                       (256)        (132)        (173)        (676)        (250)

Income (loss) before income
 taxes                                  829       (4,415)      (5,993)      (5,182)     (19,649)

Income tax provision                     50           50            5          149           19

Net income (loss)                $      779   $   (4,465)  $   (5,998)  $   (5,331)  $  (19,668)

Basic net income (loss)
 per share                       $     0.12   $    (0.67)  $    (0.91)  $    (0.80)  $    (3.03)
Diluted net income (loss)
 per share                       $     0.11   $    (0.67)  $    (0.91)  $    (0.80)  $    (3.03)
Weighted average common shares
 outstanding for basic                6,740        6,694        6,566        6,694        6,495
Weighted average common shares
 outstanding for diluted              6,882        6,694        6,566        6,694        6,495

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

                                        Oct. 31,     July 31,      January 31,
                                         2005          2005           2005
                                       ----------   ----------   ---------------
ASSETS
Current assets:
Cash and cash equivalents              $   21,964   $   14,749   $         8,944
Short-term investments                          0        5,272            16,082
Accounts receivable, net                       62           46                12
Inventory                                     179          108               376
Other current assets                          804          835               792
Total current assets                       23,009       21,010            26,206

Property, plant and equipment, net          2,639        3,005             3,835
Other assets                                  413          501               673

Total assets                           $   26,061   $   24,516   $        30,714

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                       $    1,507   $    1,137   $         1,084
Compensation and related benefits           1,117          894             1,017
Income taxes payable                        3,985        3,941             3,851
Other accruals                                195          159               225
Current portion of capital lease
 obligations                                1,408        1,480             1,602
Total current liabilities                   8,212        7,611             7,779

Capital lease obligations                   1,244        1,453             2,004
Mandatorily redeemable preferred
 stock                                      3,387        3,212             2,971
Other long-term liabilities                    12           12                 0

Stockholders' equity:
Common stock                                   34           34                33
Additional paid-in-capital                 95,536       95,494            95,606
Deferred compensation                        (648)        (800)           (1,280)
Accumulated other comprehensive loss            0           (5)              (14)
Accumulated deficit                       (81,716)     (82,495)          (76,385)
Total stockholders' equity                 13,206       12,228            17,960

Total liabilities and stockholders'
 equity                                $   26,061   $   24,516   $        30,714

SOURCE  NeoMagic Corporation
    -0-                             12/08/2005
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com /